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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

================================================================================
1. Name and Address of Reporting Person*

   Cable Systems Holding, LLC
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

   505 North 51st Avenue
--------------------------------------------------------------------------------
                                    (Street)


   Phoenix              Arizona                 85043-2701
--------------------------------------------------------------------------------
   (City)               (State)                 (Zip)


================================================================================
2. Issuer Name and Ticker or Trading Symbol

IPC Communications, Inc. (IPI)
================================================================================
3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)


================================================================================
4. Statement for Month/Year

June 1999 (1)
================================================================================
5. If Amendment, Date of Original (Month/Year)


================================================================================
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   |_|   Director                             |X|   10% Owner
   |_|   Officer (give title below)           |_|   Other (specify below)

         ________________________________________
================================================================================
7. Individual or Joint/Group Filing (Check Applicable Line)

   |_|  Form filed by one Reporting Person
   |X|  Form filed by more than one Reporting Person

================================================================================

* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                     6.
                                                      4.                              5.             Owner-
                                                      Securities Acquired (A) or      Amount of      ship
                                         3.           Disposed of (D)                 Securities     Form:     7.
                                         Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                           2.            Code         ----------------------------    Owned at End   (D) or    Indirect
1.                         Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security          Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                 (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
  $.01 per share           6/10/1999      S               142,599 (1)  D     $10.58    4,346,033 (1)  D
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====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    Form of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Explanation of Responses:

(1) Each of the Reporting Persons, other than Cable Systems Holding, LLC ("CSH LLC"), may be deemed to indirectly beneficially own shares held by CSH LLC by virtue of its direct or indirect ownership of membership units in CSH LLC. With respect to Reporting Persons other than CSH LLC, the filing of this Form, and subsequent Forms 4 or 5 and amendments thereto, and the disclosures thereon, shall not be deemed an admission, for purposes of Sections 13(d) or (g) and 16 of the Securities Exchange Act of 1934 (the "Exchange Act"), or any other purpose, that such Reporting Person is a beneficial owner of any shares, and each such Reporting Person disclaims beneficial ownership of any Common Stock in excess of the number of shares of Common Stock in which each Reporting Person has a pecuniary interest.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Cable Systems Holding, LLC
By: Bruce Burkett, Manager

        /s/ Bruce Burkett                                August 20, 1999
---------------------------------------------            -----------------------
** Signature of Reporting Person                         Date

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                             Joint Filer Information

Name:             Citicorp Venture Capital Ltd.

Address:          399 Park Avenue
                  New York, New York 10043

Designated Filer:          Cable Systems Holding, LLC

Issuer & Ticker Symbol:    IPC Communications, Inc. (IPI)

Date of Event Requiring Statement:  6/10/1999 (see Footnote 1 on Form 4)

Signature:        CITICORP VENTURE CAPITAL, LTD.


                  By:    /s/ David Y. Howe
                     --------------------------
                  Name:  David Y. Howe
                  Title: Vice President


                                Page 3 of 8 pages

                             Joint Filer Information

Name:             Citibank, N.A.

Address:          399 Park Avenue
                  New York, New York 10043

Designated Filer:          Cable Systems Holding, LLC

Issuer & Ticker Symbol:    IPC Communications, Inc. (IPI)

Date of Event Requiring Statement:   6/10/1999 (see Footnote 1 on Form 4)

Signature:        CITIBANK, N.A.


                  By:    /s/ Glenn Gray
                     ------------------------------------------
                  Name:  Glenn S. Gray
                  Title: Vice President and Assistant Secretary


                                Page 4 of 8 pages

                             Joint Filer Information

Name:             Citicorp

Address:          399 Park Avenue
                  New York, New York 10043

Designated Filer:          Cable Systems Holding, LLC

Issuer & Ticker Symbol:    IPC Communications, Inc. (IPI)

Date of Event Requiring Statement:    6/10/1999 (see Footnote 1 on Form 4)

Signature:        CITICORP


                  By:    /s/ Glenn Gray
                     ------------------------------------------
                  Name:  Glenn S. Gray
                  Title: Vice President and Assistant Secretary


                                Page 5 of 8 pages

                             Joint Filer Information

Name:             Citigroup Inc.

Address:          153 East 53rd Street
                  New York, New York 10043

Designated Filer:          Cable Systems Holding, LLC

Issuer & Ticker Symbol:    IPC Communications, Inc. (IPI)

Date of Event Requiring Statement:   6/10/1999 (see Footnote 1 on Form 4)

Signature:        CITIGROUP INC.


                  By:    /s/ Glenn Gray
                     ------------------------------------------
                  Name:  Glenn S. Gray
                  Title: Vice President and Assistant Secretary


                                Page 6 of 8 pages

                             Joint Filer Information

Name:             David Kirby

Address:          c/o Citicorp Venture Capital Ltd.
                  399 Park Avenue
                  New York, New York 10043

Designated Filer:          Cable Systems Holding, LLC

Issuer & Ticker Symbol:    IPC Communications, Inc. (IPI)

Date of Event Requiring Statement:  6/10/1999 (see Footnote 1 on Form 4)

Signature:   /s/ David Kirby
            ----------------------------


                                Page 7 of 8 pages

                             Joint Filer Information

Name:             John O'Mara

Address:          c/o Citicorp Venture Capital Ltd.
                  399 Park Avenue
                  New York, New York 10043

Designated Filer:          Cable Systems Holding, LLC

Issuer & Ticker Symbol:    IPC Communications, Inc. (IPI)

Date of Event Requiring Statement:    6/10/1999 (see Footnote 1 on Form 4)

Signature:   /s/ John O'Mara
            ----------------------------


                                Page 8 of 8 pages